October 7, 2016

Jeremy Friedman
97 Cedar Street
Wenham, MA 01984

Dear Jeremy:

I am very pleased to confirm our offer to you to assume the position of Chief Operating Officer of Integer Holdings Corporation (the “Company”), reporting directly to me. Allowing for work-related travel, it is anticipated that you will spend approximately one-half of your time working out of the Company’s offices in the Frisco-Plano, Texas area. The “Effective Date” for your new position will be October 10, 2016.
You agree to perform your duties, which will be the duties customarily performed by a Chief Operating Officer, and discharge your responsibilities in a faithful manner to the best of your ability. You agree to devote your full business time and attention to the leadership and conduct of your function and the business to the best of your ability. You also agree that you will not accept other gainful employment or engage in any outside business concerns or activities without the consent of the Company.
Compensation
Base Salary: As of the Effective Date, your base salary will be increased to $550,000 per annum, payable bi-weekly at a rate of $21,153.85. The Company will, in good faith, review your performance and salary on an annual basis, and will consider appropriate increases in your salary, but will not decrease your salary, based on your performance and the successful achievement of agreed upon objectives. Our performance year is consistent with the calendar year.
Housing Allowance. As of the Effective Date, you will receive a monthly housing allowance of $2,500 to help you offset the cost of temporary housing you expect to secure in the Plano, Texas area. If you relocate a portion of your household goods to your temporary residence to the Dallas area, you will be eligible for relocations benefits up to a maximum amount of $10,000, in accordance with the Company's relocation program, a copy of which has been provided to you.

Airfare. Beginning with the Effective Date, the Company will pay the reasonable cost of round trip coach airfare to and from Dallas, Texas for you and your spouse each month.
Short-Term Incentive Award: Based on your level, your eligibility for short term cash incentive will be 80% of base salary at target, with the opportunity for 155% at maximum. Provided that you are not terminated for Cause and further provided that a short-term incentive award is awarded by the Company for a given year during which you worked the full year, the short-term incentive award will be paid to you in the following year whether or not you are in the Company’s employ on the payment date. Your 2016 short term cash incentive will in any event remain at the greater of $357,000 or the actual amount earned under the short term incentive plan, to be paid at the time such incentives are paid to other employees. If your employment is terminated prior to December 31, 2016, your short term cash incentive will be pro-rated.
Long-Term Incentive Award. Effective on January 3, 2017, you will receive a long term incentive equity award valued at $2,100,000 consisting of time based Restricted Stock Units (“RSUs”) that will vest in equal annual installments over a three-year period with the first installment vesting on the last day of fiscal year 2017, provided that such RSUs will not be eligible for accelerated Retirement vesting treatment under the Stock Incentive Plan before March 31, 2019. Our most recent Stock Incentive Plan prospectus is enclosed for your reference. The number of RSUs that you will be awarded will be equal to $2,100,000, divided by the closing price per share of the Company’s common stock on the New York Stock Exchange on January 3, 2017.
If at any time the Company terminates your employment for a reason other than Cause or you terminate your employment for Good Reason, then the NSQOs described below that have not previously vested at the time you terminate employment shall immediately vest and will be exercisable during the twelve-month period following termination. If at any time the Company terminates your employment for a reason other than Cause or you terminate your employment for Good Reason, then the RSUs described above that have not previously vested at the time you terminate employment shall immediately vest based upon a formula that multiplies the number of unvested RSUs by a fraction, the numerator of which is the number of months that have elapsed between the Effective Date and the date of termination, plus twelve, and the denominator of which is 30.
Special Equity Grant: We also are pleased to provide you with an equity grant consisting of non-qualified stock options (“NQSO”) for 50,000 shares of the Company’s common stock. The NQSOs will have an exercise price fixed at the closing price per share of the Company’s common stock on the New York Stock Exchange on the close of business on the grant date. The NQSOs will vest and become exercisable in three equal installments on the last day of each fiscal year beginning with fiscal year 2017, provided (except as set forth in this agreement and in the NQSO award agreement) you remain continuously employed by the Company through each applicable vesting date. For the avoidance of doubt, all of the NQSOs are eligible for accelerated Retirement vesting treatment as of the date of grant.
Prior Sign On Cash Bonus: The remaining portion to be paid under the Sign On Cash Bonus provided in the offer letter dated January 8, 2016, in the amount of $617,500, will be paid to you on or about December 30, 2016, whether or not you are in the Company’s employ on the payment date.
Other Benefits
You will continue to be entitled to participate in the programs from time to time generally offered to the Executives of the Company. These plans, policies and programs are subject to change at the sole discretion of the Company. The current benefits currently include the following:
Life Insurance: At the Company’s expense, term life insurance with a total face value of $1,000,000, with the death beneficiary designated by you.
Disability: Participation in the Executive long term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years).
Executive Physical Examination: Consistent with our interest in you maintaining your personal health, eligibility for the key management Physical Examination Program.
Financial Planning Assistance: This benefit provides reimbursement of certain expenses incurred in connection with your personal financial and estate planning.
Director and Officer Liability and Fiduciary Insurance: You are covered by the Company’s Director and Officer Liability Insurance policies. In addition, you will be covered by the Company’s fiduciary liability insurance for any service related to employee benefit plans.

Reimbursement of Expenses
You will be reimbursed for reasonable expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related travel, hotel and meal expenses. The Company also will reimburse you for the attorney’s fees incurred by you in connection with this offer, up to a maximum amount of $17,000. Payment will be made as soon as reasonably practicable after receipt of your submission of documentation of the total amount of attorney’s fees incurred, but in no event later than March 15, 2017.

Change of Control

If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement entered into between you and the Company on December 16, 2015, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

Termination of Employment
If at any time, the Company terminates your employment for a reason other than Cause or you terminate your employment for Good Reason, within 15 days of your termination of employment, the Company will pay you (a) any unpaid salary through the date of termination, (b) any incurred but not yet reimbursed expenses (including, without limitation, any housing expenses and any airfare for you and your wife reimbursable under this agreement), and (c) any accrued and Paid Time Off (the “Accrued Obligations”). In addition, you will be entitled to you will be entitled to a payment of an amount equivalent to: (a) one and one-half times the sum of your base salary, as in effect on the date of termination and your annual bonuses earned for the prior fiscal year under the short term incentive program as in effect from time to time; and (b) the value of 18 months of premiums in the Company’s group health plan (for you and your spouse and/or eligible dependents to the extent covered immediately prior to your termination) at the rate in effect as of your separation date (“Severance Pay”). In addition, if you terminate your employment without Good Reason with the Company prior to January 1, 2017, you will receive from the Company the value of 18 months of premiums in the Company’s group health plan (for you and your spouse and/or eligible dependents to the extent covered immediately prior to your termination) in a lump sum payment as soon as reasonably practicable following the 15th calendar day after the date of termination of your employment. As a condition of receipt of the Severance Pay, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of termination of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein.
The Severance Pay will be less applicable tax withholdings and will commence to be paid as soon as reasonably practicable following the 60th calendar day after the date of termination of your employment.
If the Company terminates your employment for any reason other than Cause, or if you terminate your employment with the Company for Good Reason, within two (2) years of the Company’s acquisition of Lake Region Medical Holdings, Inc. (“Lake Region Medical”), the Severance Pay will be paid in a single lump sum payment.
If the Company terminates your employment for any reason other than Cause, or if you terminate your employment with the Company for Good Reason, more than two (2) years after the Company’s acquisition of Lake Region Medical, then (i) to the greatest extent possible, the Severance Pay will be treated as “separation pay” within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii) and shall be paid in one lump sum, and (ii) any remaining portion of the Severance Pay shall be paid in equal installments over eighteen (18) months.
In addition, and notwithstanding any other provision in this agreement, if it is determined that you are a Specified Employee and that any amount payable under this agreement (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a “separation from service” within the meaning of Code Section 409A, those amounts will not be paid prior to the date that is six months after the date of separation from service (or, if earlier, the date of the your death). Payment of any amount to which you would otherwise be entitled during the first six months following the date of separation from service will be accumulated and paid on the day that is six months after the date of separation from service. For purposes of this agreement, a “Specified Employee” is an employee who is determined to be a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31.
If your employment is terminated for Cause, or due to your death or disability, the Company will pay the Accrued Obligations within 15 business days of your termination of employment. If your employment is terminated for Cause, or due to your death or disability, to the extent you are entitled to benefits under the Change in Control Agreement, you will not be eligible for Severance Pay under this agreement.
“Cause,” for purposes of this Agreement, means a material breach of this agreement, which is not cured within 15 days after written notice to you specifying in detail the nature of the material breach, or material breach of the Inventions, Non-Disclosure and Non-Solicitation Agreement, gross negligence or willful misconduct in the performance of your duties, dishonesty to the Company, or the commission of a felony that results in a conviction of law.
“Good Reason,” for purposes of this Agreement, means, without your written consent, (A) a material reduction in your base salary or annual bonus opportunity other than as expressly provided for in this Agreement, (B) a substantial reduction in your duties, authorities and responsibilities, or (C) a material breach of this agreement by the Company; provided that “Good Reason” will exist only if the Company fails to cure such event within 30 days after receipt from you of written notice of the event which otherwise constitutes Good Reason; and provided, further, that “Good Reason” will cease to exist for an event on the 90th day following the later of the event’s occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.
At-Will Employment
In accepting this new position with the Company, you certify that you understand and accept that your employment continues to be on an at-will basis, and that except as expressly set forth herein neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company will have the right to terminate your employment at any time, with or without cause or advance notice.
It is intended that all payments and benefits under this agreement shall either be exempt from or comply with Code Section 409A of the Code and the Treasury Regulations thereunder and that this agreement shall be interpreted, to the maximum extent possible, such that there shall be no adverse tax consequences under Code Section 409A with respect to any such payments and benefits. Any terms of this agreement that are undefined or ambiguous shall be interpreted in a manner that makes the payment or benefit in question exempt from, or compliant with, Code Section 409A. The Company and you agree to take such actions as may be permissible to correct any Code Section 409A failures under this Agreement and to comply in operation with the requirements of Code Section 409A.
Notwithstanding anything to the contrary set forth herein, any payments and benefits to be provided by the Company that constitute “deferred compensation” within the meaning of Code Section 409A and that are payable in connection with your termination of employment shall not be paid or commence in connection with your termination of employment unless and until you have also incurred a “separation from service” within the meaning of Code Section 409A and the Treasury Regulations thereunder, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur adverse tax consequences under Code Section 409A.
All expenses or other reimbursements payable to you that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
Prior Agreements
This Agreement supersedes your offer letter dated January 8, 2016 and all amendments thereto and you hereby forfeit any rights or entitlements that you may have had under such offer letter and release and discharge the Company, its parents, subsidiaries and affiliates, of and from any cause of action, obligation, liability or other obligations to you under any such letter.
Final Approval
This offer of employment is contingent on your signing an updated Inventions, Non-Disclosure and Non-Solicitation Agreement, a copy of which will be provided under separate cover.
To confirm your acceptance of this position, please sign this letter on the line below and return to Kristin Trecker via email at ktrecker@greatbatch.com.
Sincerely,
/s/ Thomas J. Hook
Thomas J. Hook
President & Chief Executive Officer of Integer Holdings Corporation
Understood, agreed and accepted

/s/ Jeremy Friedman	October 9, 2016
Jeremy Friedman	Date